Exhibit 99.1

Dyax Corp. Announces Fourth Quarter and Full Year 2014 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--February 24, 2015--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2014. Dyax will host a webcast and conference call at 8:30 a.m. (ET) today to review financial results and provide updates regarding its key value drivers – including the KALBITOR® (ecallantide) business, DX-2930 and the Licensing and Funded Research Portfolio (LFRP).

Recent highlights include:

  Completion of dosing in the expanded Phase 1b study of DX-2930 in hereditary angioedema (HAE) patients;
  KALBITOR net sales were $18.9 million for the fourth quarter of 2014 and $68.3 million for the full year;
  Commencement in 2014 of royalty revenue based on sales of Eli Lilly and Company’s CYRAMZA® (ramucirumab), the first approved therapeutic product from the LFRP; and
  Cash, cash equivalents and investments at December 31, 2014 totaled $184.7 million.

“In 2014, Dyax made significant progress across all our business areas,” said Gustav Christensen, President and Chief Executive Officer of Dyax. “We completed dosing in the Phase 1b study of DX-2930 in HAE patients and expect to report results in April. We saw growth in KALBITOR sales in 2014 along with continued profitability in the KALBITOR business. We also began receiving royalty revenues from the first marketed LFRP product, Lilly’s CYRAMZA®. As we look ahead, we are planning to initiate the Phase 2 trial of DX-2930 in the second half of 2015, and we are expecting a number of other milestone events from the LFRP.”

2014 Fourth Quarter and Full Year Financial Results

Total revenues for the fourth quarter ended December 31, 2014 were $26.0 million, as compared to $16.9 million for the comparable quarter in 2013. These include KALBITOR net sales of $18.9 million and $12.6 million for the fourth quarter of 2014 and 2013, respectively. Fourth quarter 2014 KALBITOR net sales represent primarily patient demand units (units sold by distributors to hospitals or patients), as well as approximately $1.1 million of sales into the distributor channel. The 2014 fourth quarter revenues also included royalties of approximately $3.1 million based on sales of CYRAMZA, the first approved therapeutic product from the LFRP.

Total revenues for the twelve months ended December 31, 2014 were $81.7 million, including $68.3 million of KALBITOR net sales, as compared to $53.9 million for the comparable period in 2013, which included $40.5 million of KALBITOR net sales. The 2014 revenues also included royalties of approximately $3.8 million based on the initial sales of CYRAMZA.

Dyax expects quarterly and annual revenues to fluctuate. For KALBITOR, revenue fluctuations are primarily due to variability in the rate at which individual patients utilize KALBITOR to treat attacks (particularly among patients who experience and treat frequent attacks), as well as the timing and amount of distributor demand. For the LFRP, revenue fluctuations may be caused by the timing of any future milestone payments, the clinical activities of our licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the fourth quarter of 2014 were $1.6 million, as compared to $700,000 for the same quarter in 2013. For the twelve months ended December 31, 2014, cost of product sales were $4.7 million, as compared to $2.7 million for the same period in 2013. Cost of royalties for the three and twelve months ended December 31, 2014 were $1.5 million and $1.9 million, respectively, consisting of pass-through fees under an LFRP cross-licensing arrangement.

Research and development expenses at Dyax are primarily related to the following research and development initiatives: 1) development costs associated with DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein, together with other research programs; 2) KALBITOR medical support and post-marketing requirements; and 3) pass-through license fees paid by Dyax licensees under the LFRP. Research and development expenses for the fourth quarter of 2014 were $12.3 million, as compared to $6.5 million for the comparable quarter in 2013. The 2014 increase is primarily related to costs associated with DX-2930 development, as well as pass-through license fees paid by Dyax licensees under the LFRP. For the twelve months ended December 31, 2014, research and development expenses were $35.9 million, as compared to $29.7 million for the same period in 2013.

Selling, general and administrative expenses were $10.2 million for the fourth quarter of 2014, as compared to $8.9 million for the comparable quarter in 2013. For the twelve months ended December 31, 2014, selling, general and administrative costs were $40.4 million, as compared to $38.7 million for the same period in 2013.

For the quarter ended December 31, 2014, Dyax reported a net loss of $2.3 million, or $0.02 per share attributable to common stockholders, as compared to a net loss of $2.0 million, or $0.02 per share, for the comparable quarter in 2013. For the twelve months ended December 31, 2014, Dyax reported a net loss of $11.9 million, or $0.09 per share attributable to common stockholders, as compared to a net loss of $27.8 million, or $0.26 per share, for the comparable period in 2013.

As of December 31, 2014, Dyax had cash, cash equivalents, and investments totaling $184.7 million, exclusive of restricted cash.

Financial Guidance for 2015

  Revenue guidance includes two components:
    KALBITOR net sales in the range of $60-70 million, reflecting the Company’s expectation that quarterly and annual KALBITOR net sales will fluctuate due to continued volatility in the level of KALBITOR utilization for individual patients. This volatility in utilization rates is due to fluctuations in the number of HAE attacks experienced by patients and the consistency with which patients treat their HAE attacks with KALBITOR.
    Development and license fees in the range of $7-9 million. These fees exclude all potential royalties which would be earned from licensees’ sales of LFRP product.
  Operating costs and expenses (cost of product sales, research and development expenses, and selling, general and administrative costs) to be in the range of $105-110 million.

Webcast and Conference Call

Date:	Tuesday, February 24, 2015
Time:	8:30 a.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (http://investor.dyax.com/events.cfm) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through March 23, 2015 and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode for all callers is 72013650. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on development and commercialization of novel biotherapeutics for unmet medical needs. The Company currently markets KALBITOR® (ecallantide) for the treatment of acute attacks of hereditary angioedema (HAE) in patients 12 years of age and older. Dyax is also developing DX-2930, a fully human monoclonal antibody, for the potential prophylactic treatment of HAE.

Both KALBITOR and DX-2930 were identified using Dyax's proprietary phage display technology. Dyax has broadly licensed this technology under its Licensing and Funded Research Portfolio (LFRP). The current portfolio includes one FDA approved product, Eli Lilly and Company’s CYRAMZA® (ramucirumab), for which Dyax receives royalties, and multiple product candidates in various stages of clinical development for which the Company is eligible to receive future milestones and/or royalties.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for product candidates in the LFRP and the likelihood that we will become eligible to receive additional milestone and royalty payments under the LFRP; the prospects for and timing of the clinical development of DX-2930, including the expected timing of results in the Phase 1b study and initiation of the Phase 2 study; and financial guidance for projected KALBITOR net sales, development and license fees and operating costs and expenses for 2015. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty regarding KALBITOR’s market share; uncertainty regarding the timing and outcome of the clinical trial regulatory approval process; uncertainty regarding treatment rates for patients on KALBITOR and distributor channel inventory levels; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of product candidates in the LFRP; uncertainties as to whether one or more of new product candidates in the LFRP will be commercialized and generate royalties; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the development and any resulting marketing, sales and distribution of KALBITOR outside of the United States; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

CYRAMZA® is a registered trademark of Eli Lilly and Company.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$18,909	$12,599	$68,272	$40,526
Development and license fees	4,021	4,260	9,669	$13,400
Royalty revenue	3,098	-	3,782	-

Total revenues, net	$26,028	$16,859	$81,723	$53,926

Costs and expenses:
Cost of product sales	1,553	697	4,706	2,688
Cost of royalty revenues	1,549	-	1,891	-
Research and development	12,349	6,469	35,942	29,695
Selling, general and administrative	10,233	8,938	40,419	38,742

Total costs and expenses	25,684	16,104	82,958	71,125

Income (loss) from operations	344	755	(1,235)	(17,199)

Other income (expense):
Interest and other income	82	8	274	214
Interest and other expense	(2,716)	(2,727)	(10,917)	(10,792)
Total other expense	(2,634)	(2,719)	(10,643)	(10,578)

Net loss	$(2,290)	$(1,964)	$(11,878)	$(27,777)

Basic and diluted net loss per share	$(0.02)	$(0.02)	$(0.09)	$(0.26)

Shares used in computing basic and diluted net loss per share	136,533,907	119,573,601	133,367,963	108,539,613

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	December 31,	December 31,
	2014	2013
	(In thousands)
Assets

Cash, cash equivalents and investments	$184,652	$111,381
Accounts receivable, net	12,221	6,506
Inventory	7,228	8,362
Fixed assets	4,631	4,960
Restricted cash	1,100	1,100
Other assets	7,301	1,898

Total assets	$217,133	$134,207

Liabilities and Stockholders' Equity

Accounts payable and other current liabilities	$18,532	$14,822
Deferred revenue	7,575	8,021
Note payable and other long-term debt	82,165	81,979
Other long-term liabilities	3,058	3,063

Total liabilities	111,330	107,885

Common and preferred stock and additional paid-in capital	651,616	560,282
Accumulated deficit and other comprehensive income	(545,813)	(533,960)

Total stockholders' equity	105,803	26,322

Total liabilities and stockholders' equity	$217,133	$134,207

CONTACT:
Dyax Corp.
Mary Jenkins, 617-250-5543
Senior Specialist, Investor Relations
and Corporate Communications
mjenkins@dyax.com